EXHIBIT 99.1

Quanex Corporation Quarterly Update - Fiscal Third Quarter 2007

       Company Guides to Higher End of Previous Earnings Guidance

     Expects Diluted EPS From Continuing Operations of $0.94 - $0.98

HOUSTON, July 25, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal third quarter 2007 diluted earnings per share from continuing operations in a range of $0.94 to $0.98, which includes an estimated $0.03 per share non-cash LIFO charge. The Company expects to announce results on August 28, 2007. Previous guidance for the quarter was $0.90 to $0.98 per diluted share which included an estimated non-cash LIFO charge of $0.03 per share.

Vehicular Products, whose primary market driver is North American light vehicle builds, expects to report higher net sales and lower operating income in the quarter compared to the fiscal third quarter 2006. Operating income will be down from the year ago period due to volatile raw material costs, including a spike in metal alloy costs during the quarter. These higher costs will be recovered through MACSTEEL's alloy surcharges going forward. Shipped tons at MACSTEEL should be about flat to the year ago quarter with the three steel mills operating above 90% capacity.

Building Products, whose primary market drivers are U.S. housing starts and remodeling activity, expects to report lower net sales and operating income in the quarter compared to the fiscal third quarter 2006. While housing starts are estimated to be down 22% compared to the fiscal third quarter last year, net sales at Engineered Products, a producer of window and door components, are expected to be down only 5% over the same period due to the strength of new programs. Operating income at Engineered Products is anticipated to be up from a year ago due to relatively strong operating results at each of the business units. Shipped pounds at Nichols Aluminum, a producer of aluminum sheet products, are expected to be off 12% compared to the year ago quarter, and material spreads will be in line with last year. Operating income at Nichols Aluminum is expected to be down from the fiscal third quarter 2006 due to the lower shipments.

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Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

CONTACT: Quanex Corporation
         Jeff Galow
           713-877-5327
         Valerie Calvert
           713-877-5305